Exhibit 99.2

Contacts:

Michael Earley	Al Palombo
Metropolitan Health Networks	Cameron Associates
Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209
mearley@metcare.com	al@cameronassoc.com

METROPOLITAN HEALTH NETWORKS NAMES CURRENT CEO MICHAEL
EARLEY AS BOARD CHAIRMAN

DEBRA FINNEL PROMOTED TO PRESIDENT AND CHIEF OPERATING OFFICER

WEST PALM BEACH, FL, September 30, 2004 – Metropolitan Health Networks, Inc. (METCARE (SM)) (OTC BB: MDPA) a leading provider of healthcare services in Florida, today made several announcements including the promotion of two members of the Company’s executive team.

Executive Team Promotions

On September 24, 2004, the Board of Directors appointed Michael Earley to serve as Chairman of the Board, in addition to his current role as Chief Executive Officer. The company also announced the promotion of Debra Finnel to the position of President, from that of Vice-President, in addition to the continuation of her role as Chief Operating Officer.

Mr. Earley previously served as a director of the company from June 2000 to February 2002 and has served as director, Chief Executive Officer and President of the company since March 2003. Mr. Earley has resigned from his position as President effective September 24, 2004.

The Company’s new President, Ms. Finnel, has been working with the Company since January 1999. Ms. Finnel has been a director and served as the company’s Chief Operating Officer and Vice-President since 2002.

Speaking on behalf of Metropolitan’s Board of Directors, Dr. Martin Harrison commented, “Mike has provided the Board valuable guidance and counsel as a Metropolitan director. Additionally, during his tenure as Chief Executive Officer, he has successfully managed a turnaround strategy that has positioned the organization for long-term growth and the creation of shareholder value.”

Harrison further stated, “Although our successful turnaround is based on a significant team effort, none of the advancements we have made as a company could have been accomplished without the expertise of Debbie Finnel. Debbie has been instrumental in developing and managing our core managed care business. Thanks to her we believe we are well-positioned to participate in the growth of the Medicare Advantage business envisioned by the recent Medicare Modernization Act.”

The Company indicated that more completed biographical information regarding Mr. Earley and Ms. Finnel is available in the Company’s Annual Report of Form 10-K/A for the year ended December 31, 2003.

Corporate Governance Advances:

Also, on September 24, 2004, Mr. Earley indicated that the Company was continuing to improve its corporate governance infrastructure. Mr. Earley stated “This is an exciting time in the evolution of Metropolitan as a company as our entire team continues to work diligently to meet and exceed today’s standards of corporate governance for public companies. One of our goals for 2004 was to enhance our Board of Directors and our corporate governance processes and we are proud to say that we have made significant strides towards accomplishing that. We believe the Metropolitan Board of Directors now has a Sarbanes-Oxley compliant committee structure with an Audit & Finance Committee, Compensation Committee and Nominating and Governance Committee, all composed exclusively of independent directors. In addition, we have adopted various corporate governance policies and procedures to further increase corporate transparency to the investment community and the public at large. We believe these changes will assist Metropolitan in continuing its growth and advancement as a public company.”

Amendment to Company’s By-Laws

Metropolitan has also announced that, effective September 24, 2004, the Board of Directors of Metropolitan has amended and restated the Company’s Bylaws to provide a more comprehensive and detailed form of bylaws than the form of bylaws currently in place, to minimize situations of uncertainty in connection therewith, and to conform the Company’s bylaws with prevailing principles of Florida corporate law. The amendments to the Bylaws are described in further detail in the Form 8-K filed by the Company on the date of this Press Release.

Adoption of Code of Ethics for the Chief Executive Officer and Senior Financial Officers

In addition, the Company announced that, on September 24, 2004, the Board of Directors of the Company adopted a Code of Ethics for the Chief Executive Officer and all senior financial officers of the Company including the Chief Financial Officer and the principal accounting officer. The Company believes that the Code of Ethics is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full fair and accurate disclosure in filings and other public communications made by the Company; compliance with applicable law, prompt internal reporting of violations of the code, and accountability for adherence to the Code.

Weather Related News:

Metropolitan Health Networks reports that, despite the severe weather activity recently experienced in the Florida area, it appears that Metropolitan’s team is intact and safe and that there has been no significant damage to Metropolitan’s assets or provider networks. The Company is continuing to monitor and assess the situation. Debbie Finnel noted, “While these recent storms have had a devastating impact on Florida, our offices and physician providers have been able to respond and continue to care for patients. Though we have been required to surmount power outages and communication challenges, our priority has remained the care of our patients and employees. We are also proud of the efforts of our medical staff who have reached out to assist the Red Cross and other relief agencies.”

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com.

Forward Looking Statements:

     Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (ii) future legislation and changes in governmental regulations; (iii) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (iv) our ability to successfully recruit and retain medical professionals; (v) a loss of any of our significant contracts and (vi) the resulting current or future effects of the recent severe weather in the State of Florida. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the year ended December 31, 2003.

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